EXHIBIT 10.28

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment to the Change in Control Agreement between Tootsie Roll Industries, Inc., a Virginia corporation (the “Company”), and                                 (the “Executive”), dated                                     (the “Agreement”), is entered into on December     , 2008.

WHEREAS, changes to the Agreement are required in order for the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the following provisions of the Agreement hereby are amended as set forth herein.

PART III  Section 1(d)(2) is amended by deleting the words “election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act,” and substituting the following words therefor:

“solicitation by a Person other than the Board or the Gordon Family for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors”.

PART IV  Section 1(d)(3) is amended by deleting the words “approval by the shareholders of the Company” and substituting the word “consummation” therefore.

PART V  Section 1(d)(4) is amended by deleting the words “approval by the shareholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii)” and substituting the words “consummation of” therefor.

PART VI  Section 1(d) is amended by adding the following words at the end thereof (immediately following Section 1(d)(4)):

“; provided, however, that no such transaction or event shall constitute a Change in Control unless it is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)”.

PART VII  Section 1(f) is amended to read in its entirety as follows:

“(f)          “Date of Termination” means the date on which the Executive separates from service, within the meaning of Section 409A of the Code.”

PART VIII  Section 3(a) is amended by deleting the words “within 30 days following the Date of Termination” from the introductory portion thereof and adding the following words at the end thereof (immediately following Section 3(a)(2)):

“The amounts payable to the Executive pursuant to this Section 3(a) shall be paid within 30 days following the Date of Termination, except as otherwise provided in Section 15.”

PART IX  Section 3(a)(1) is amended by deleting the words “compensation previously deferred by the Executive (together with any interest and earnings thereon) and any” immediately preceding the words “accrued vacation pay,” and by deleting the words “in each case” immediately following the words “accrued vacation pay,”.

PART X  Section 3(b)(1) is amended to read in its entirety as follows:

ITEM 10.                “(b)         (1)  In addition to the payments to be made pursuant to paragraph (a) of this Section 3, if on the Date of Termination the Executive shall not be fully vested in his accrued benefits under the Pension Plan, the Excess Benefit Plan or the Profit Sharing Plan, the Company shall pay to the Executive (i) a lump sum cash amount equal to his unvested accrued benefits under the Pension Plan and the Profit Sharing Plan as of such date, payable within 30 days after the Date of Termination, and (ii) an amount equal to his unvested accrued benefit under the Excess Benefit Plan, payable at the time and in the form provided under the terms of the Excess Benefit Plan and any applicable payment election thereunder.”

PART XI  Section 3(b)(2) is amended by deleting the words “within 30 days following the Date of Termination” immediately following the words “shall pay to the Executive” and adding the following sentence at the end thereof:

“The amount payable to the Executive pursuant to this Section 3(b)(2) shall be paid within 30 days following the Date of Termination, except as otherwise provided in Section 15.”

PART XII  Section 3(c) is amended by deleting the words “compensation previously deferred by the Executive (together with any interest and earnings thereon) and any” immediately preceding the words “accrued vacation pay,” and by deleting the words “in each case” immediately following the words “accrued vacation pay,”.

PART XIII  A new Section 3(d) is added to read as follows:

ITEM 11.                “(d)         If during the Termination Period the employment of the Executive shall terminate, whether or not by reason of a Nonqualifying Termination, the Company shall pay to the Executive any compensation previously deferred by the Executive (together with any interest and earnings thereon) in accordance with the terms of the plans pursuant to which such compensation was deferred.”

PART XIV  Section 4(a) is amended by deleting the words “Internal Revenue Code of 1986, as amended (the “Code”)” and substituting the word “Code” therefor.

PART XV  The fourth sentence of Section 4(b) is amended by adding the following words at the end thereof:

“, but in no event later than the last day of the calendar year following the calendar year in which the related tax is remitted to the Internal Revenue Service.”

PART XVI  Section 6 is amended by adding the words “and in accordance with Section 15,” immediately following the words “on a current basis,” and by adding “U.S.” immediately preceding the words “Prime Rate.”

PART XVII  The second and third sentences of Section 11(b) are amended to read in their entirety as follows:

“Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and (i) if such merger, consolidation or transfer is a “change in control event,” within the meaning of Section 409A of the Code, or (ii) the Executive terminates employment for Good Reason, the Executive shall be entitled to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination.  For purposes of implementing clause (i) of the foregoing sentence, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.”

PART XVIII  Section 12(b) is amended by adding the words “be required to be given and shall” immediately preceding clause (i) thereof and by deleting the words “termination date” in clause (iii) thereof and substituting therefor the words “Date of Termination”.

PART XIX  Sections 15, 16 and 17 are renumbered as Sections 16, 17 and 18 and a new Section 15 is added to read in its entirety as follows:

“15.         Section 409A.  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and penalties under Section 409A of the Code (“409A Penalties”).  In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in this Agreement, if on the Date of Termination, the Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Date of Termination, such payment shall be delayed until the earlier to occur of (a) the seven-month anniversary of the Date of Termination or (b) the date of the Executive’s death.  Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.”

As amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Change in Control Agreement as of the date first above written.

TOOTSIE ROLL INDUSTRIES, INC.

By:
Ellen R. Gordon
President and Chief Operating Officer

EXECUTIVE: